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                       SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON DC 20549

                    -----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): July 21, 2000



                                   eLOT, Inc.
             (Exact name of registrant as specified in its charter)

          Virginia                         0-11551                   86-0449210
(State or other jurisdiction             (Commission               (IRS Employer
     of incorporation)                   File Number)            Identification No.)


301 Merritt 7 Corporate Park, Norwalk, Connecticut                      06851
     (Address of principal executive offices)                         (Zip Code)

       Registrant's telephone number, including area code: (203) 840-8600
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Item 2.  Disposition of Assets.

On July 21, 2000, eLOT, Inc. (the Registrant) sold most of the assets of its Healthcare Communications Division to Grinnell Corporation and ADT Services AG. The consideration for the transferred assets was $5 million in cash, an additional $1 million to be paid in 90 days subject to closing adjustments based on the July 21, 2000 balance sheet of the business acquired, and the assumption of certain liabilities of the business, principally customer and distributor contracts, leases, trade payables and employee severance obligations incurred in connection with the acquisition.


Item 7.  Financial Statements and Exhibits.

(b)      Pro forma financial information

The sale of the Healthcare Communications Division ("Division") represents a material event. The Division has been accounted for as a discontinued operation in the historical consolidated financial statements of eLOT, Inc. beginning in the fourth quarter of 1999. Accordingly, the Registrant's historical Consolidated Statement of Operations fully reflects the disposition of the Division for pro forma purposes for all periods presented. The pro forma impact of this disposition on the Registrant's March 31, 2000 Consolidated Balance Sheet can be explained as follows:

- Cash and Cash equivalents would be increased by $6 million to reflect the receipt of the cash proceeds from the sale.

- Net assets of discontinued operations would be decreased by $9.5 million from $17.0 million to $7.5 million to reflect the removal of the net assets of the Division from the Balance Sheet as a result of the sale.

- Accumulated Deficit would be increased by $3.5 million from $22.6 million to $26.1 million to reflect the additional loss realized upon the sale of the Division.

(c)  Exhibits

(1) Asset Purchase Agreement by and among eLOT, Inc., Grinnell Corporation and ADT Services AG, dated as of July 21, 2000. Filed herewith.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                eLOT, INC.


August 4, 2000                  By:  /s/ David J. Parcells
                                     David J. Parcells, Vice President, Finance
                                     and Chief Financial Officer


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